As filed with the Securities and Exchange Commission on April 10, 2012

Registration No. 333 -180034

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3898239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scot Griffin

General Counsel

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tad J. Freese

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 10, 2012

PROSPECTUS

11,402,557 Shares

SPANSION INC.

Class A Common Stock

This prospectus will be used by selling securityholders to sell, from time to time, up to 11,402,557 shares of Class A common stock. Additional selling securityholders may be named by prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

We will provide the specific terms of these offerings in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “CODE.” On April 10, 2012, the last quoted sale price of our common stock was $10.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

The selling securityholders may offer and sell the securities directly, through agents selected from time to time or to or through underwriters or dealers selected from time to time, or through a combination of these methods. If the selling securityholders use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  ,      .

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements in the sections entitled “Risk Factors” and “Prospectus Summary” and elsewhere in, or incorporated by reference in, this prospectus regarding our future financial position, our business strategy and our management’s plan and objectives for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under the section “Risk Factors” and elsewhere in, and incorporated by reference in, this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update forward-looking statements.

SpansionTM, the Spansion logo and other trademarks or service marks of Spansion appearing in this prospectus are the property of Spansion. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 3 and our consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated, the terms “Spansion,” “we,” “us” and “our” refer to Spansion Inc. and its subsidiaries.

Spansion Inc.

We are a leading designer, manufacturer and developer of Flash memory semiconductors. We are focused on a portion of the Flash memory market that relates to high-performance and high-reliability Flash memory solutions for microprocessors, controllers and other programmable semiconductors that run applications in a broad range of electronic systems. These electronic systems include automotive and industrial, computing and communications, consumer and gaming. In addition to Flash memory products, we assist our customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration.

Our Flash memory solutions are incorporated in products manufactured by leading original equipment manufacturers (OEMs). We design our products to accommodate various voltage, interface and density requirements for a wide range of applications and customer platforms. The majority of our new product designs are based on our proprietary two-bit-per-cell MirrorBit technology, which has a simpler cell architecture, higher yields and lower costs than competing floating gate NOR Flash memory technology. In addition, we have also begun to license our intellectual property to third parties for revenue.

We were incorporated in Delaware in 2005. Our mailing address and principal executive offices are located at 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, and our telephone number is (408) 962-2500.

THE OFFERING

Securities Offered	11,402,557 shares of Class A common stock of Spansion Inc.

Selling securityholders	The selling securityholders listed under “Selling Securityholders.”

Voting rights of Class A common stock	One vote per share.

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale under this prospectus of our common stock. We will not receive any proceeds from the sale of our common stock by the selling securityholders. For additional information, see “Use of Proceeds.”

Dividend policy	We currently do not intend to pay cash dividends and are subject to restrictions and, under conditions where our cash is below specified levels, are prohibited from doing so, under agreements governing our borrowing arrangements.

Risk factors	See “Risk Factors” beginning on page 3 and the other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Class A common stock.

New York Stock Exchange symbol	CODE.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. See “Incorporation by Reference.” You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale under this prospectus of our common stock. We will not receive any proceeds from these sales. We will pay substantially all of the expenses of the selling securityholders other than underwriting discounts and commissions.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

As of April 5, 2012, there were:

•

59,849,928 shares of Class A common stock outstanding, including 6,275,620 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization;

•	6,325,220 shares of Class A common stock issuable upon exercise of outstanding stock options;

•	4,450,528 shares of Class A common stock issuable upon vesting of outstanding restricted stock units and performance stock units; and

•	one share of Class B common stock outstanding.

All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock are not redeemable and are not subject to any preemptive rights.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Except as described below or as required by law, the holders of the Class A common stock will be entitled to one vote per share on all matters to be voted on by stockholders and shall vote together as a single class. Holders of Class A common stock will not be entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors may be able to elect our entire board of directors (except for the limitation described in the section below entitled “Class B Common Stock”) and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors. Amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of any class of our common stock, so as to affect the holders of such class adversely, must be proposed in a resolution adopted by our board of directors declaring its advisability, and must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Classification of Our Board of Directors

Our board of directors (other than directors elected by holders of any series of Preferred Stock, as defined below) is divided into three classes, designated Class I, Class II and Class III, which are as nearly equal in number as possible. Directors of Class I will hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2014. Directors of Class II will hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2012. Directors of Class III will hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2013. Subject to the provisions in the certificate of incorporation with respect to the filling of vacancies on our board of directors and the removal of directors, at each annual meeting of stockholders, the respective successors of the directors whose terms are then expiring will be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof.

Merger or Consolidation

In the event of a merger or consolidation of us with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock, other securities or property (including cash).

Class B Common Stock

The rights evidenced by, or amounts payable with respect to, the Class A common stock may be materially limited or qualified by the rights of the holders of our Class B common stock, par value $0.001 per share (“Class B common stock” and, together with the Class A common stock, the “common stock”). With respect to voting, the holders of Class B common stock, acting as a separate class, shall be entitled to vote or provide written consent for up to two directors of our board of directors, in which case the holders of the Class A common stock would vote for all other directors. If the holders of the Class B common stock own less than 10 percent but more than five percent of our outstanding common stock, they shall be entitled to vote or provide written consent for one director of our board of directors. If they own less than five percent of our outstanding common stock, they have no rights to appoint any directors of our board of directors.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock, par value $0.001 per share (“Preferred Stock”), in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such Preferred Stock. However, the effects may include, among other things:

•	restricting dividends of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of the registrant without further action by the stockholders.

Registration Rights

The issuance of our common stock and the initial distributions thereof to the respective holders pursuant to our plan of reorganization were or will be exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code, or in the case of SLS Spansion Holdings, LLC, or SLS, the issuance was exempt from registration in reliance on Section 4(2) of the Securities Act.

Without limiting the effect of Section 1145 of the Bankruptcy Code, on May 10, 2010, we entered into a registration rights agreement with SLS.

Pursuant to the terms of the registration rights agreement, which is described in more detail below, we are obligated to register their shares under the Securities Act on the terms described below. In this offering, we are registering shares of our common stock for SLS.

Demand Registration Rights

At any time following the 90th day after May 10, 2010, SLS can, on not more than three occasions, request that we register all or a portion of their shares of Class A common stock or Class B common stock acquired pursuant to the Backstop Rights Purchase Agreement, the Rights Offering or otherwise in accordance with our plan of reorganization. In response to such a request we must file a registration statement by the earlier of (i) 90 days after the date of such request or (ii) if as of such ninetieth day, we do not have audited financial statements required to be included in the registration statement, 30 days after the receipt of audited financial statements from our independent public accountant.

Piggyback Registration Rights

At any time when a shelf registration statement covering all outstanding shares of our registrable common stock is not effective, in the event that we propose to register our common stock under the Securities Act, either for our own account or for the account of other security holders, SLS will be entitled to certain “piggyback” registration rights allowing SLS to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration.

Form S-3 Registration Rights

SLS is entitled to certain Form S-3 registration rights whereby they may, at any time after a public offering by us, make a written request that we register their shares on Form S-3 provided that we are eligible to file a registration statement on Form S-3 and that the plan of distribution of the registrable common stock is other than pursuant to an underwritten public offering. We will not be required to effect a registration on Form S-3 if we have effected one such registration in a given six-month period.

We will pay the registration expenses, subject to certain exceptions, of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described above.

If, in connection with a piggyback underwritten offering, the managing underwriter determines that if SLS includes all of its eligible shares in the offering, we will not be able to sell the securities we proposed to sell at a price range acceptable to us, then we shall include in such registration: first, our securities proposed to be registered; second, to the extent permitted by the underwriter’s determination, SLS’s securities proposed to be registered; and third, other securities, if any.

If a registration is requested pursuant to a demand or Form S-3 request, as described above, and seeks a shelf registration statement, we must keep such registration statement effective for not more than one year, for the first shelf registration request and for all subsequent shelf registration requests we must keep the statement effective for not more than nine months.

SLS’s registration rights will terminate on the earlier of (i) the first date on which SLS is no longer a party to the registration rights agreement and (ii) the first date on which SLS’s eligible shares no longer constitute one percent of our outstanding common stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Class A common stock outstanding will be able to elect the Class A directors and our stockholders holding a majority of the shares of Class B common stock outstanding will be able to elect the Class B directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions (except those taken by the holders of Class B common stock) must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, or any Class B director may call a special meeting of stockholders.

Our amended and restated certificate of incorporation requires a 50% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to the rights of holders of Class B common stock. The combination of the classification of our board of directors, the lack of cumulative voting and the heightened stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Acceleration of Options Upon Change of Control

Generally, under our amended 2010 Equity Incentive Award Plan, in the event of certain mergers, a reorganization or consolidation of our company with or into another corporation or the sale of all or substantially all of our assets or all of our capital stock wherein the successor corporation does not assume outstanding options or issue equivalent options, our board of directors or a committee or director that has been granted authority from the board (“Administrator”) has the discretion to accelerate vesting of options outstanding under such plans.

In the event of a change in control where the acquirer does not assume or replace awards granted under the amended 2010 Equity Incentive Award Plan, awards issued under the Equity Incentive Award Plan may, at the discretion of the Administrator, be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of such transaction and if not exercised or paid the awards will terminate upon consummation of the transaction. In addition, the Administrator will also have complete discretion to structure one or more awards under the Equity Incentive Award Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The Administrator may also make appropriate adjustments to awards under the Equity Incentive Award Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING SECURITYHOLDERS

The issuance of our common stock and the initial distributions thereof to the respective holders pursuant to our plan of reorganization were exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code, or in the case of SLS Spansion Holdings, LLC, or SLS, the issuance was exempt from registration in reliance on Section 4(2) of the Securities Act. All of the shares of our common stock offered hereby were issued to SLS pursuant to our plan of reorganization. Without limiting the effect of Section 1145 of the Bankruptcy Code, on May 10, 2010, we entered into a registration rights agreement with SLS. Pursuant to the terms of the registration rights agreement, which is described in more detail above under “Description of Capital Stock—Registration Rights,” we are obligated to register their shares under the Securities Act on the terms described elsewhere in this prospectus. In this offering, we are registering shares of our common stock for SLS.

The following table sets forth information, as of April 5, 2012, with respect to the selling securityholders and the number of shares of Class A common stock beneficially owned by each selling securityholder. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the Class A common stock set forth in the table below. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Class A common stock since the date on which they provided the information regarding such securities in transactions exempt from the registration requirements of the Securities Act.

Name	Shares of Class A Common Stock Beneficially Owned and Offered Hereby(1)	Shares of Class A Common Stock Owned Prior to the Offering	Shares of Class A Common Stock Owned Upon Completion of the Offering(1)

Funds affiliated with SLS Spansion Holdings, LLC (2)	11,402,557	11,402,557	0

Total	11,402,557	11,402,557	0

(1)	The selling securityholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, as required for purposes of this table, we are assuming that the selling securityholders will sell all of the shares indicated in the table.
(2)	The 11,402,557 shares shown in the table above are directly held and beneficially owned by SLS Spansion Holdings, LLC (SLS Spansion), Silver Lake Credit Fund, L.P. (the Credit Fund) and SL Capital Appreciation Fund, L.L.C. (the Cap Appreciation Fund). SLS Spansion holds 7,343,755 shares shown in the table above. Silver Lake Sumeru Fund, L.P. (the Sumeru Fund) is the managing member of SLS Spansion, and Silver Lake Technology Investors Sumeru, L.P. (the Side Fund) is a member of SLS Spansion. Silver Lake Technology Associates Sumeru, L.P. (SLS Lower GP) is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (SLS Upper GP) is the general partner of SLS Lower GP. Although the Sumeru Fund, the Side Fund, SLS Lower GP and SLS Upper GP may be deemed to beneficially own the shares held by SLS Spansion by virtue of their relationship with SLS Spansion, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Credit Fund holds 3,760,766 shares shown in the table above. Silver Lake Financial Associates, L.P. (SLF Lower GP) is the general partner of the Credit Fund. SLFA (GP), L.L.C. (SLF Upper GP) is the general partner of SLF Lower GP. Although SLF Lower GP and SLF Upper GP may be deemed to beneficially own the shares held by the Credit Fund by virtue of their relationship with the Credit Fund, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Cap Appreciation Fund holds 298,036 shares shown in the table above. Silver Lake Group, L.L.C. (SLG) is the managing member of the Cap Appreciation Fund, SLS Upper GP and SLF Upper GP and, in such capacity, may be deemed to beneficially own the shares directly held by the Cap Appreciation Fund and indirectly owned by SLS Upper GP and SLF Upper GP. SLG, however, disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

Information concerning the securityholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell our Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Class A common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise, including the issuance by the selling securityholders of derivative securities;

•	through the settlement of short sales; or

•	any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with sales of the Class A common stock or otherwise, the selling securityholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging positions they assume, (B) sell the Class A common stock short and deliver the Class A common stock to close out short positions, (C) loan or pledge the Class A common stock to broker-dealers or other financial institutions that in turn may sell the Class A common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Class A common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling securityholders from the sale of the Class A common stock offered by them hereby will be the purchase price of our Class A common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our Class A common stock is listed for trading on the New York Stock Exchange under the symbol “CODE.”

In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of our Class A common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling securityholders.

A selling securityholder may decide not to sell any of our common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of our common stock. In addition, a selling securityholder may transfer, devise or gift the common stock by other means not described in this prospectus.

With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws, the U.S. federal estate tax or gift tax rules or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of our Class A common stock, or any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our Class A common stock issued pursuant to this offering and who hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation, persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment or persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of acquiring, owning or disposing of our Class A common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS, THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, ANY OTHER U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on our Class A Common Stock

We do not anticipate paying cash dividends on our Class A common stock. If, however, we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “—Gain on Sale or Disposition of Our Class A Common Stock” below.

Dividends paid to a non-U.S. holder of our Class A common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Class A common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S.

Any dividends paid on our Class A common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person and, for a non-U.S. holder that is a corporation, also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Disposition of our Class A Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our Class A common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

•

our Class A common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and we do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, however, there can be no assurance we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our Class A common stock is regularly traded on an established securities market, our Class A common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than 5 percent of our Class A common stock at any time during the relevant statutory period, i.e., the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period. We believe our Class A common stock is “regularly traded” on an established securities market, although we cannot guarantee it will always be so traded.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of our Class A common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if additional certification, information reporting and other specified requirements are not met. The legislation may impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for exemption under these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although this legislation currently applies to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing the withholding provisions described above will generally apply to payments of dividends on our Class A common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements for the Predecessor Company from December 28, 2009 to May 10, 2010 and the Successor Company from May 11, 2010 to December 26, 2010 and for the year ended December 25, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 27, 2009 included in our Annual Report on Form 10-K for the year ended December 25, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements for the year ended December 27, 2009 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. However, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 25, 2011 (including information specifically incorporated by reference into our Form 10-K from our 2012 Proxy Statement);

•	Amendment No. 1 to Quarterly Report on Form 10-Q for the quarter ended September 25, 2011;

•	Current Report on Form 8-K filed on March 16, 2012;

•	Current Report on Form 8-K filed on February 2, 2012;

•	Current Report on Form 8-K filed on December 30, 2011; and

•

the description of the Class A common stock contained in the registration statement on Form 8-A, filed on June 22, 2010 to register such securities under the Securities Exchange Act of 1934, as amended.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Information contained in documents that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

You may obtain copies of these documents from us without charge by writing to or calling our Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, CA 94088, telephone number (408) 962-2500.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Such reports, proxy statements and other information may be inspected at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained at prescribed rates by writing to the SEC’s Public Reference Section at the address set forth above, by accessing the SEC’s web site at www.sec.gov or by accessing our web site at www.spansion.com.

11,402,557 Shares

Spansion Inc.

Class A Common Stock

PROSPECTUS

            ,

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of common stock in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the registration of its Class A common stock. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount

Securities and Exchange Commission Registration Fee	$14,257
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	60,000
Other	30,000

Total	$154,257

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the DGCL, the registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breaches of their fiduciary duties as directors and that provides for the indemnification of directors to the fullest extent permitted under Delaware law.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•

the registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by the DGCL;

•

the registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

the registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors;

•

the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The registrant has entered into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification provisions of the registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into, or to be entered into, between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.	INDEX TO EXHIBITS.

Number		Exhibit

4.1		Amended and Restated Certificate of Incorporation of Spansion Inc., filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2011, is hereby incorporated by reference.

4.2		Amended and Restated Bylaws of Spansion Inc., as amended, filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

4.3		Specimen of Class A Common Stock Certificate, filed as Exhibit 4.1 to the registrant’s Amendment No. 6 to Registration Statement on Form S-1 (No. 333-124041), is hereby incorporated by reference.

4.4	*	Registration Rights Agreement by and among Spansion Inc. and the holders named therein, dated as of May 3, 2010.

5.1	*	Opinion of Latham & Watkins LLP.

23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see page II-4 of the original filing of this Registration Statement).

*	Previously filed

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 10th day of April, 2012.

SPANSION INC.

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of April, 2012.

Signature	Title	Date

*	Director, President and Chief Executive Officer	April 10, 2012
John H. Kispert	(Principal Executive Officer)

/s/ Randy W. Furr	Executive Vice President and Chief Financial Officer	April 10, 2012
Randy W. Furr	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	April 10, 2012
Raymond Bingham

*	Director	April 10, 2012
Keith Barnes

*	Director	April 10, 2012
Hans Geyer

*	Director	April 10, 2012
Paul Mercadante

*	Director	April 10, 2012
William E. Mitchell

*	Director	April 10, 2012
Ajay Shah

*	Director	April 10, 2012
Clifton Thomas Weatherford

* By:	/s/ Randy W. Furr
Randy W. Furr
Attorney in Fact

EXHIBIT INDEX

Number		Exhibit

4.1		Amended and Restated Certificate of Incorporation of Spansion Inc., filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2011, is hereby incorporated by reference.

4.2		Amended and Restated Bylaws of Spansion Inc., as amended, filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

4.3		Specimen of Class A Common Stock Certificate, filed as Exhibit 4.1 to the registrant’s Amendment No. 6 to Registration Statement on Form S-1 (No. 333-124041), is hereby incorporated by reference.

4.4	*	Registration Rights Agreement by and among Spansion Inc. and the holders named therein, dated as of May 3, 2010.

5.1	*	Opinion of Latham & Watkins LLP.

23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see page II-4 of the original filing of this Registration Statement).

*	Previously filed